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                                                                     Exhibit 3.3


                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                                   NBG, L.L.C.

                  LIMITED LIABILITY COMPANY AGREEMENT (this "Agreement") of NBG,
                                                             ----------
L.L.C. is entered into as of May 30, 2001 by Nexstar Finance Holdings, L.L.C., a Delaware limited liability company, as sole member (the "Member").
                                                           ------

                  1.      Name.  The name of the limited liability company
                          ----
         governed hereby is NBG, L.L.C. (the "Company").
                                              -------

                  2.      Purpose. The Company does and will exist for the
                          -------
         object and purpose of, and the nature of the business to be conducted and promoted by the Company is and will be, engaging in any lawful act or activity for which limited liability companies may be formed under the Delaware Limited Liability Company Act (6 Del.C. (S) 18-101,
                                                       -----
         et seq.), as in effect from time to time (the "Act"), and engaging in
         -- ---                                         ---
         any and all activities necessary or incidental to the foregoing.

                  3.       Members.  The name and mailing address of the sole
                           -------
         Member are as follows:


                           Name                    Address
                           ----                    -------

                           Nexstar Finance         200 Abington Executive Park,
                           Holdings, L.L.C.        Suite 201 Clarks Summit,
                                                   PA  18411

                  4.       Powers. The Member of the Company, shall manage the
                           ------
         Company in accordance with this Agreement. The actions of the Member taken in such capacity and in accordance with this Agreement shall bind the Company. The Company shall not have any "manager," as that term is defined in the Act.

                           (i) The Member shall have full, exclusive and
                  complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business, operations and affairs of the Company and to take all such actions as it deems necessary or appropriate to accomplish the purpose of the Company as set forth herein. Subject to the provisions of this Agreement, the Member (and the officers appointed under clause (ii) below) shall have general and active management of the day to day business and operations of the Company. In addition, the Member shall have such other powers and duties as may be prescribed by this Agreement. Such duties may be delegated by the Member to officers, agents or employees of the Company as the Member may deem appropriate from time to time.
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                           (ii) The Member may, from time to time, designate one
                  or more persons to be officers of the Company. No officer need be a member of the Company. Any officers so designated will have such authority and perform such duties as the Member may, from time to time, delegate to them. The Member may assign titles to particular officers, including, without limitation, chairman, chief executive officer, president, vice president, chief operating officer, secretary, assistant secretary, treasurer and assistant treasurer. Each officer will hold office until his or her successor will be duly designated and will qualify or until his or her death or until he or she will resign or will have been removed. Any number of offices may be held by the same person. The salaries or other compensation, if any, of the officers and agents of the Company will be fixed from time to time by the Member or by any officer acting within his or her authority. Any officer may be removed as such, either with or without cause, by the Member whenever in his, her or its judgment the best interests of the Company will be served thereby. Any vacancy occurring in any office of the Company may be filled by the Member. The names of the initial officers of the Company, and their respective titles, are set forth on the attached Schedule 1. Such officers are authorized to control the day to day operations and business of the Company.

                  5.       Tax Elections. The fiscal and taxable year of the
                           -------------
         Company shall be the calendar year.

                  6.       Dissolution. The Company shall dissolve, and its
                           -----------
         affairs shall be wound up upon the first to occur of the following (a) the written consent of the Member, (b) the death, retirement, resignation, expulsion, insolvency, bankruptcy or dissolution of the Member, or (c) the occurrence of any other event which terminates the continued membership of the Member in the Company.

                  7.       Allocation of Profits and Losses. The Company's
                           --------------------------------
         profits and losses shall be allocated to the Member.

                  8.       Liability of Member. The Member shall not have any
                           -------------------
         liability for the obligations or liabilities of the Company except to the extent provided in the Act.

                  9.       Governing Law. This Agreement shall be governed by,
                           -------------
         and construed under, the internal laws of the State of Delaware, all rights and remedies being governed by said laws.


                                    * * * * *

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                  IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Limited Liability Company Agreement as of the date first written above.


                                        NBG, L.L.C.

                                        By: Nexstar Finance Holdings, L.L.C.
                                        Its: Sole Member

                                              /s/ Shirley Green
                                        By:   ____________________________
                                              Shirley Green, Secretary
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                                   Schedule 1

                                Initial Officers
                                ----------------



Perry Sook                President and Chief Executive Officer

Shirley Green             Vice President - Finance and Secretary

Royce Yudkoff             Vice President and Assistant Secretary

Peggy Koenig              Vice President and Assistant Secretary

Jay Grossman              Vice President and Assistant Secretary



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